PRIMARY CAPITAL

Primary Capital, LLC
Member FINRA, SIPC
14 Wall Street, 20th Floor, New York, NY 10005
T (212) 618-1515 F (212) 400-4234
Investment Banking, Financial Services

February 12, 2008

Ms. Agatha Shen, CEO
Shing Mei Enterprises Limited
5F, No. 166 Sinhu 2nd Road
Niehu District, Taipei City Taiwan

Re: Agreement between Primary Capital LLC ("PC") and Shing Mei Enterprises Limited ("Shing Mei") dated November 15, 2007 (the "Engagement Agremeent")

Dear Ms. Shen:

This letter will serve as a modification to Sections 4 and 5 of the Engagement Agreement:

A. The parties hereto acknowledge that pursuant to the terms of the Engagement Agreement, for prior services rendered and expenses paid by PC on behalf of Shing Mei in connection with the acquisition of Shing Mei contemplated by such Share Exchange (as defined below), Shing Mei is obligated to issue PC an aggregate of 444,444 shares of common stock of Shing Mei, said amount representing ten percent (10%) of the issued and outstanding shares of common stock of Shing Mei as of the date hereof. However, on account of Shing Mei not having a sufficient amount of shares authorized, said shares have not yet been issued. Upon the consummation of the proposed share exchange amongst Acheron Inc. ("Acheron") and the shareholders and other securities holders of Shing Mei pursuant to a Share Exchange Agreement (the "Share Exchange"), Acheron shall cause to be issued to PC (i) the aforementioned 444,444 shares and (ii) 1,383,778additional shares of common stock so that upon completion of the Share Exchange, PC (and the shareholders of Acheron as of completion of the Share Exchange (the "Acheron Shareholders") shall maintain an aggregate of ten percent (10%) of the issued and outstanding shares of Acheron.

B. Upon consummation of the offering of securities (the "Offering") contemplated by the Engagement Agreement following the Share Exchange, PC shall be issued the

following securities as additional consideration for services rendered and costs incurred by PC in connection with the acquisition of Shing Mei contemplated by such Share Exchange Agreement.

PC shall be issued an amount of securities (the "PC Securities") equal to the difference between (x) the amount of shares of common stock of Acheron owned by PC and the Acheron Shareholders in the aggregate as of the closing of the Share Exchange and (y) such number of shares of common stock required to be issued to PC so that the ownership percentage of the issued and outstanding shares of common stock owned by PC and the Acheron Shareholders as of the closing of the Offering remains at ten percent (10%) after giving effect to the issuance of the additional shares of common stock to PC upon the closing of the Offering. The above issuance shall be subject to the following:

1. If the securities offered in the Offering shall be shares of convertible preferred stock, then PC shall be issued an amount of shares of convertible preferred stock so that when such shares of convertible preferred stock is converted into shares of common stock at the conversion price set forth below, so that the aggregate ownership percentage of PC and the Acheron Shareholders shall remain at ten percent (10%) of the issued and outstanding shares of common stock as of the closing of the Offering *provided, however*, if the purchasers of the preferred stock in the Offering object to the issuance of additional shares of convertible preferred stock to PC, then PC shall be issued shares of common stock so that the aggregate ownership percentage of PC and the Acheron Shareholders shall remain at ten (10%) of the issued and outstanding shares of common stock as of the closing of the Offering after conversion of the convertible preferred stock (at the conversion price set forth below). For purposes hereof, the conversion price shall be that which is set forth in the convertible preferred stock, if the conversion price is fixed, or, if the conversion price is not fixed, at an assumed conversion price of $1.49 per share (or such other assumed conversion price as may be agreed upon between the investors in such Offering and either Shing Mei or Acheron, as the case may be).

2. If the securities offered in the Offering shall be convertible debentures or other debt instruments, then PC shall be issued a number of shares of common stock so that when the total principal amount of the convertible debentures are converted into shares of common stock at the conversion set forth below, so that the aggregate ownership percentage of PC and the Acheron Shareholders shall remain at ten percent (10%) of the issued and outstanding shares of common stock as of the closing of the Offering. For purposes hereof, the conversion price shall be the conversion price set forth in the debentures, if the conversion price is fixed, or, if the conversion price is not fixed, at an assumed a conversion price of $1.49 per share (or such other assumed conversion price as may be agreed upon

between the investors in such Offering and either Shing Mei or Acheron, as the case may be)

In any such case, the PC Securities shall be issued in the names set forth on Exhibit A annexed hereto, subject to amendment pursuant to written instructions from PC.

3. The holders of the PC Securities and the shares of common stock issuable upon the warrants to be issued to PC pursuant to Section 5 of the Engagement Letter shall be entitled to the piggyback registration rights set forth in Section 1(d) of the Share Exchange Agreement. In the event that the PC Securities include convertible preferred stock, convertible debentures or other instruments convertible or exchangeable into common stock of Acheron, the registration rights shall apply to such shares of common stock

Except as set forth herein, the Engagement Agreement shall continue in full force and effect.

[Signature Page Follows]

If this correctly sets forth our understanding, please acknowledge by signing below and returning this letter to me.

Primary Capital LLC

By: John C. Leo
John C. Leo

AGREED AND ACCEPTED:

Shing Mei Enterprises Limited

By: Agatha Shen
Agatha Shen, CEO

Upon consummation of the Share Exchange, the undersigned agrees to assume all of the obligations of Shing Mei Enterprises Ltd. under the Engagement Agreement, as amended hereby.

Acheron Inc.

By: Agatha Shen
Agatha Shen, President